Exhibit 99.1

Tyler Technologies Reports First Quarter 2013 Earnings

Net income rose 49.5 percent on 15.8 percent revenue growth

DALLAS – April 24, 2013 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the first quarter ended March 31, 2013.

First Quarter Financial Highlights:

•

Total revenue was $95.8 million in the first quarter of 2013, up 15.8 percent from $82.7 million in the first quarter of 2012. Organic revenue growth was 11.5 percent and acquisitions accounted for 4.3 percent growth.

•

Recurring software revenue from maintenance and subscriptions was $59.5 million for the quarter, an increase of 19.5 percent compared to the first quarter of 2012, and comprised 62.1 percent of first quarter 2013 revenue.

•	Operating income for the quarter was $14.5 million, an increase of 44.1 percent from the first quarter of 2012.

•	Net income for the quarter was $8.5 million, or $0.25 per diluted share, compared to $5.7 million, or $0.17 per diluted share, for the first quarter of 2012.

•	Cash flow from operations for the quarter was $17.1 million, compared to $18.1 million for the first quarter of 2012.

•	Non-GAAP operating income for the quarter was $18.7 million, up 41.5 percent from $13.2 million for the first quarter of 2012.

•	Adjusted EBITDA for the quarter was $20.2 million, an increase of 36.9 percent, compared to $14.8 million for the first quarter of 2012.

•	Non-GAAP net income for the quarter was $11.5 million, or $0.34 per diluted share, compared to $7.9 million, or $0.24 per diluted share, for the first quarter of 2012.

•

Total backlog was $386.6 million at March 31, 2013, up 16.4 percent from $332.1 million at March 31, 2012. Software-related backlog (excluding appraisal services) was $360.9 million, an increase of 17.3 percent compared to $307.8 million at March 31, 2012.

“We achieved double-digit growth across all of our software revenue lines in the first quarter and total revenue reached a new quarterly high,” said John S. Marr Jr., Tyler’s president and chief executive officer. “Revenue growth was again fueled by recurring revenues from subscriptions and maintenance, which together grew more than 19 percent. Software license and royalty revenues, which increased nearly 17 percent from the first quarter of 2012, included $891,000 from royalties on sales of Microsoft Dynamics® AX 2012. Selling, general and administrative expense, and research and development expense both grew at substantially lower rates than revenues, and our non-GAAP operating margin increased 350 basis points over last year’s first quarter to 19.5 percent.

- more -

Tyler Technologies Reports Earnings

For First Quarter 2013

April 24, 2013

“Bookings in the quarter were solid, growing 36 percent over the first quarter of 2012, reflecting our strong competitive position across all of our product suites, as well as an improving market environment. Tyler ended the quarter with our backlog at an all-time high of nearly $387 million and the new business pipeline is very active,” said Mr. Marr.

Guidance for 2013

As of April 24, 2013, Tyler Technologies is providing the following guidance for the full year 2013:

•	Tyler expects total revenues for 2013 to be in the range of $409 million to $418 million.

•	Tyler expects 2013 diluted earnings per share to be approximately $1.06 to $1.14.

•	Tyler expects 2013 non-GAAP diluted earnings per share to be approximately $1.42 to $1.50.

•	Tyler expects pretax non-cash, share-based compensation expense to be approximately $11.5 million.

•	Tyler expects that its effective tax rate for 2013 will be approximately 40 percent.

•

Tyler expects that capital expenditures for the year will be between $24.0 million and $25.0 million, including approximately $15.5 million related to real estate, and that total depreciation and amortization expense is expected to be between $14.2 million and $14.7 million, including approximately $6.5 million of amortization of acquisition intangibles.

Conference Call

Tyler Technologies will hold a conference call on Thursday, April 25, at 10:00 a.m. Eastern Daylight Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789 (U.S. callers) and 412-317-6789 (international callers), and reference confirmation code 10027369 when prompted. A replay will be available two hours after the completion of the call through May 1, 2013. To access the replay, please dial 877-344-7529 (U.S. callers) and 412-317-0088 (international callers) and reference passcode 10027369. The live webcast and archived replay can also be accessed in the Investor section of Tyler’s website at www.tylertech.com.

About Tyler Technologies, Inc.

Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 11,000 local government offices in all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” five times in the last six years. More information about Dallas-based Tyler Technologies can be found at www.tylertech.com.

- more -

Tyler Technologies Reports Earnings

For First Quarter 2013

April 24, 2013

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. This information includes non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, EBITDA and adjusted EBITDA. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance. Tyler believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. Non-GAAP financial measures discussed above exclude share-based compensation expense and expenses associated with amortization of intangibles arising from business combinations. We use these measures and believe they are useful to investors because they provide additional insight in comparing results from period to period.

Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial statement tables included below in this press release.

- more -

Tyler Technologies Reports Earnings

For First Quarter 2013

April 24, 2013

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to protect client information from security breaches and provide uninterrupted operations of data centers; (3) material portions of our business require the Internet infrastructure to be further developed or adequately maintained; (4) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (5) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (6) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (7) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (8) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (9) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (10) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

###

(Comparative results follow)

Contact: Brian K. Miller

Executive Vice President—CFO

Tyler Technologies, Inc.

(972) 713-3720

brian.miller@tylertech.com

13-23

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Software licenses and royalties	$8,830	$7,563
Subscriptions	13,473	9,968
Software services	20,461	18,530
Maintenance	46,050	39,850
Appraisal services	5,591	5,682
Hardware and other	1,394	1,130

Total revenues	95,799	82,723
Cost of revenues:
Software licenses and royalties	426	566
Acquired software	549	410
Software services, maintenance and subscriptions	46,382	39,813
Appraisal services	3,799	3,796
Hardware and other	798	719

Total cost of revenues	51,954	45,304
Gross profit	43,845	37,419
Selling, general and administrative expenses	22,646	21,335
Research and development expense	5,598	5,094
Amortization of customer and trade name intangibles	1,131	946

Operating income	14,470	10,044
Other expense, net	338	703

Income before income taxes	14,132	9,341
Income tax provision	5,639	3,660

Net income	$8,493	$5,681

Earnings per common share:
Basic	$0.27	$0.19

Diluted	$0.25	$0.17

Weighted average common shares outstanding:
Basic	31,403	30,015
Diluted	33,948	32,530

TYLER TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Reconciliation of non-GAAP gross profit and margin
GAAP gross profit	$43,845	$37,419
Non-GAAP adjustments:
Add: Share-based compensation expense included in cost of revenues	336	248
Add: Amortization of acquired software	549	410

Non-GAAP gross profit	$44,730	$38,077

Non-GAAP gross margin	46.7%	46.0%

Reconciliation of non-GAAP operating income and margin
GAAP operating income	$14,470	$10,044
Non-GAAP adjustments:
Add: Share-based compensation expense	2,575	1,835
Add: Amortization of acquired software	549	410
Add: Amortization of customer and trade name intangibles	1,131	946

Non-GAAP adjustments subtotal	$4,255	$3,191

Non-GAAP operating income	$18,725	$13,235

Non-GAAP operating margin	19.5%	16.0%

Reconciliation of non-GAAP net income and earnings per share
GAAP net income	$8,493	$5,681
Non-GAAP adjustments:
Add: Total non-GAAP adjustments affecting operating income	4,255	3,191
Less: Tax impact related to non-GAAP adjustments	(1,279)	(932)

Non-GAAP net income	$11,469	$7,940

Non-GAAP earnings per diluted share	$0.34	$0.24

Detail of share-based compensation expense
Cost of software services, maintenance and subscriptions	$336	$248
Selling, general and administrative expenses	2,239	1,587

Total share-based compensation expense	$2,575	$1,835

Reconciliation of adjusted EBITDA
GAAP net income	$8,493	$5,681
Amortization of customer and trade name intangibles	1,131	946
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	2,191	2,080
Interest expense included in other expense, net	210	578
Income tax provision	5,639	3,660

EBITDA	$17,664	$12,945

Share-based compensation expense	2,575	1,835

Adjusted EBITDA	$20,239	$14,780

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$4,495	$6,406
Accounts receivable, net	76,220	99,212
Other current assets	11,290	10,480
Deferred income taxes	5,544	5,544

Total current assets	97,549	121,642
Accounts receivable, long-term portion	1,621	1,187
Property and equipment, net	48,170	45,381
Non-current investments available-for-sale	2,012	2,037
Other assets:
Goodwill and other intangibles, net	165,042	166,811
Other	980	1,197

Total assets	$315,374	$338,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,428	$29,185
Deferred revenue	125,385	140,550

Total current liabilities	149,813	169,735
Revolving line of credit	—	18,000
Deferred income taxes	5,363	5,221
Shareholders’ equity	160,198	145,299

Total liabilities and shareholders’ equity	$315,374	$338,255

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$8,493	$5,681
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,322	3,026
Share-based compensation expense	2,575	1,835
Excess tax benefit from exercise of share-based arrangements	(1,523)	(686)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	4,217	8,228

Net cash provided by operating activities	17,084	18,084

Cash flows from investing activities:
Proceeds from sales of investments	25	25
Cost of acquisitions, net of cash acquired	—	(5,874)
Additions to property and equipment	(5,089)	(1,048)
Decrease in other	239	—

Net cash used by investing activities	(4,825)	(6,897)

Cash flows from financing activities:
Decrease in net borrowings on revolving line of credit	(18,000)	(4,700)
Contributions from employee stock purchase plan	670	509
Proceeds from exercise of stock options	1,637	924
Excess tax benefit from exercise of share-based arrangements	1,523	686

Net cash used by financing activities	(14,170)	(2,581)

Net (decrease) increase in cash and cash equivalents	(1,911)	8,606
Cash and cash equivalents at beginning of period	6,406	1,326

Cash and cash equivalents at end of period	$4,495	$9,932